SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934

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               by Rule 14a-6(e)(2))

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          [XX] Definitive Additional Materials

          [  ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        KANSAS CITY SOUTHERN INDUSTRIES, INC.
                  ------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)
                                    Not Applicable

               (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

                  [KANSAS CITY SOUTHERN INDUSTRIES, INC. LETTERHEAD]

                                     July 1, 1998


               RE:  SPECIAL MEETING OF STOCKHOLDERS ON JULY 15, 1998

          Dear Stockholder,

               The Special Meeting of KCSI's Stockholders on July 15, 1998 is quickly approaching. You should have recently received a proxy statement and other materials concerning that meeting. It is VERY important that you vote at the Special Meeting. If you are going to vote by proxy, please return your proxy card as soon as possible. Your Board of Directors recommends that you vote FOR each of the proposals to be considered at the Special Meeting.

               Many stockholders have questions about Proposal 1 for the Special Meeting, which asks for stockholder approval of a reverse stock split. Stockholders have also inquired about the relationship of the reverse stock split to the previously announced Spin-off (as described below) of KCSI's financial asset management business. We want to share with you our responses to the more frequently asked questions.

               KCSI intends to separate its financial asset management and transportation businesses by distributing in a dividend all or substantially all of the outstanding common stock of FAM Holdings, Inc. ("FAM") to KCSI's stockholders at a future date to be determined by KCSI's Board of Directors. (FAM Holdings, Inc. is the temporary name of a wholly owned KCSI subsidiary recently formed to hold KCSI's financial asset management business.) This distribution is referred to as the "Spin-off." The number of FAM shares to be distributed for each outstanding share of KCSI common stock has not been determined.

               The Spin-off, when effective, will result in two independent publicly traded companies; KCSI holding principally the current transportation assets of KCSI and FAM holding principally the current financial asset management assets of KCSI. These financial asset management assets include KCSI's ownership interests in Janus Capital Corporation, Berger Associates, Inc., DST Systems, Inc. and Nelson Money Managers PLC. KCSI has requested a ruling from the Internal Revenue Service that the Spin-off would be tax-free to both KCSI and its stockholders. Application is being made to list FAM for trading on the New York Stock Exchange.

               THE REVERSE STOCK  SPLIT WILL OCCUR ONLY  AFTER THE SPIN-OFF
          IS COMPLETED AND ONLY THEN IF THE KCSI BOARD OF DIRECTORS DETERMINES THAT REVERSE STOCK SPLIT IS IN THE BEST INTEREST OF KCSI AND ITS STOCKHOLDERS. Following the Spin-off, it is expected that KCSI's common stock will trade on the New York Stock Exchange at a materially lower price, reflecting the divestiture of FAM. (Immediately after the Spin-off, KCSI stockholders will separately hold all or substantially all of the outstanding stock of FAM and the market will separately value that stock.) For the reasons stated in the Proxy Statement, a low per share price for the KCSI common stock is considered undesirable. KCSI stockholders are, therefore, being asked in Proposal 1 to approve a reverse stock split, which will combine every two shares of KCSI common stock outstanding immediately prior to the reverse stock split into one share immediately thereafter. The reduction of the number of shares of KCSI common stock outstanding is intended to move the per share market price of KCSI common stock into a higher trading range. (Of course, there can be no assurance that an increase in the market price of the KCSI common stock will occur.) The reverse stock split will not otherwise affect the KCSI common stock, and except for cash in lieu of fractional shares, the reverse stock split will not affect a stockholder's proportionate equity interest in KCSI. THE SPECIAL MEETING PROXY STATEMENT CONTAINS AN EXPANDED DISCUSSION OF THE REVERSE STOCK SPLIT, ITS IMPACT AND ITS RELATIONSHIP TO THE SPIN-OFF. WE URGE YOU TO CAREFULLY CONSIDER THAT DISCUSSION.

               If you have not done so, please date, sign and promptly return your proxy card. In the event that your proxy card is not available, we enclose another card and a self-addressed, postage prepaid envelope for your convenience. Your failure to vote at the Special Meeting could result in KCSI having to delay the Special Meeting and increasing the overall cost of the Special Meeting. You may obtain another copy of the Special Meeting Proxy Statement by contacting KCSI's Corporate Secretary's office by mail at 114 West 11th Street, Kansas City, Missouri 64105, or by telephone at (816) 983-1237.

               If you have previously mailed your proxy card, please accept our thanks. If, however, you wish to revoke your earlier proxy card and submit another, you may do so by following the procedures discussed in the Special Meeting Proxy Statement.

               Thank you again for your cooperation.

                                        Sincerely,

                                        /s/ Richard P. Bruening
                                        Vice President, General Counsel
                                        and Corporate Secretary